Exhibit 10.16

BINDING LETTER OF COMMITMENT

THIS BINDING LETTER OF COMMITMENT ("Commitment") is entered into as of April 19th, 2012 by SOVEREIGN TALENT GROUP, Inc (the "Team") located at 8421 Wilshire Blvd, Suite 200, Beverly Hills, CA 90211, and Healthcare Distribution Specialists "CLOTAMIN" located at 9337 Fraser Ave, Silver Spring, MD, 20895 (“Vendor”).

Description of Agreement

Burt Reynolds agrees to   appear in a print campaign for the product Clotamin for $70,000. One six hour work day, hair and makeup person, and transportation shall be provided. Term on the agreement is 6 months exclusive. There shall be no stand alone figures of Burt Reynolds in stores. Burt Reynolds’s photo shoot will be before 5/13/2012. Payment should be made out to Burt Reynolds's Corporation Clematis Productions Inc. Money is to be wired into Sovereign’s Escrow Account no later than noon on Friday 4/20/2012.

Burt Reynold's Responsibilities

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Burt Reynold's agrees to appear in a print advertising campaign that includes but is not limited to newspapers, magazine, displays, and www.clotamin.com for a period of 6 months. Burt Reynold further agrees that the shoot will take place prior to 5/31/2012

HDS Responsibilities

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HDS will pay Burt Reynold's Corporation Clematis Productions, Inc, a fee of $70,000 for use of Burt Reynold's image for a period of 6 months. HDS also agrees to provide one six hour work day, hair and makeup person, and transportation to the shoot. HDS agrees to no stand alone figures of Burt Reynold. HDS accepts financial responsibility for this agreement and further agrees to pay the Burt Reynolds's Corporation Clematis Productions Inc a fee of $70,000 net in exchange for these benefits. Funds will be sent to;

Sovereign’s wire information is as follows: Sovereign Talent Group Inc.

Wells Fargo Bank

Routing#: 122000247

Account#: 5968737584

Money is to be wired into Sovereign's Escrow Account no later than noon on Friday: 4/20/2012,

Mutual Indemnification

Each party hereto agrees to indemnify and hold harmless the other party and its respective officers, directors, partners, employees, agents and representatives, from and against all claims, suits, damages, costs, demands, liabilities and expenses, including reasonable attorneys' fees, arising from or relating to (i) third, party claims or (ii) any act or omission, or breach of any of the terms or conditions of this Agreement, by the indemnifying party, its officer, directors, partners, employees, agents and representatives, except to the extent of misconduct or negligence on the part of the indemnified party. Further, Burt Reynolds's Corporation Clematis Productions Inc and Burt Reynold’s will be held harmless should there be any issue that arises from use of Clotamin.

Accept and Agreed.

Healthcare Distributions		SOVEREIGN TALENT GROUP
Specialists, LLC

By:	/s/ Mackie Barch	By:	/s/ Peter Young
Printed Name:	Mackie Barch	Printed Name:
Title:	CEO	Title: President
	Address: 9337 Fraser Avenue	Address:
Silver Spring, MD 20910